Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Execution Version

UNCOMMITTED LETTER OF CREDIT AGREEMENT

dated as of January 20, 2011

among

SEARS HOLDINGS CORPORATION

SEARS ROEBUCK ACCEPTANCE CORP.

SEARS, ROEBUCK AND CO.,

KMART CORPORATION

as Account Parties,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Issuing Bank

(i)

3.15 [Intentionally omitted.]	28
3.16 Financial Statements; No Material Adverse Effect	28

4. Conditions	28

4.1 Effective Date	28
4.2 Conditions Precedent to Each Letter of Credit	30

5. Affirmative Covenants	30

5.1 Financial Statements and Other Information	31
5.2 Existence; Conduct of Business	32
5.3 Compliance with Laws	32
5.4 Use of Letters of Credit	33
5.5 Cash Collateralization of Letter of Credit Outstandings	33
5.6 [Intentionally Omitted]	33
5.7 Books and Records	33
5.8 Further Assurances	33

6. Covenants	33

6.1 Liens, Collateral Dispositions	33
6.2 Fundamental Changes	33

7. Events of Default	34

7.1 Events of Default	34
7.2 Remedies on Default	36

8. Miscellaneous	36

8.1 Notices	36
8.2 Waivers; Amendments	36
8.3 Expenses; Indemnity; Damage Waiver	37
8.4 Successors and Assigns; Participations	38
8.5 Survival	39
8.6 Counterparts; Integration	39
8.7 Severability	39
8.8 Right of Setoff	39
8.9 Governing Law; Jurisdiction; Consent to Service of Process	40
8.10 WAIVER OF JURY TRIAL	40
8.11 Headings	41
8.12 Interest Rate Limitation	41
8.13 Additional Waivers	41
8.14 No Advisory or Fiduciary Responsibility	42
8.15 USA PATRIOT Act Notice	43
8.16 Foreign Control Regulations	43
8.17 No Strict Construction	43
8.18 Confidentiality	43
8.19 Additional Account Parties	44

(ii)

This UNCOMMITTED LETTER OF CREDIT AGREEMENT dated as of January 20, 2011, is by and among SEARS HOLDINGS CORPORATION, a corporation organized under the laws of the State of Delaware (“Holdings”), SEARS ROEBUCK ACCEPTANCE CORP., a corporation organized under the laws of the State of Delaware (“SRAC”), SEARS, ROEBUCK AND CO., a corporation organized under the laws of the State of New York (“Sears”), KMART CORPORATION, a corporation organized under the laws of the State of Michigan (“Kmart”); and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Bank, a national banking association having a place of business at One Boston Place, 19th Floor, Boston, Massachusetts 02108;

WITNESSETH

WHEREAS, the Account Parties and the Issuing Bank have agreed to enter into this Agreement pursuant to which the Issuing Bank may, on a discretionary basis and with no commitment or obligation, agree to issue Letters of Credit upon the request of the Account Parties in an aggregate amount outstanding not to exceed $500,000,000, all subject to the terms and conditions stated herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereby agree as follows:

1.	DEFINITIONS.

1.1 Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“Account Parties” means each of Holdings, Kmart, Sears and SRAC.

“Adjusted LIBO Rate” means for any Base Rate calculation, an interest rate per annum (rounded upwards, if necessary, to the next  1/100 of one percent) equal to (i) LIBOR for a period commencing on the date of such calculation and ending on the date that is thirty (30) days thereafter multiplied by (ii) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or is a director or officer of such Person.

“Aggregate First Year Fees” has the meaning given such term in Section 2.8(a)(iii).

“Agreement” means this Letter of Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Anniversary Fee” has the meaning given such term in Section 2.8(a)(iii).

“Applicable Currency” means, with respect to any Letter of Credit, the currency in which such Letter of Credit is issued provided; however, that the Issuing Bank may, without limiting the generally discretionary nature of the letter of credit facility provided by the Issuing Bank hereunder, refuse to issue any Letter of Credit in any currency other than Dollars.

“Applicable Law” means as to any Person: (i) all laws, statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.5(c).

“Availability” means, at any time of determination, an amount equal to the difference between the amounts on deposit in the Cash Collateral Account and 103% of the Letter of Credit Outstandings.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts, Santa Monica, California, Winston Salem, North Carolina, New York, New York or Wilmington, Delaware are authorized or required by law to remain closed.

“Cash Collateral Account” shall mean a non-interest bearing DDA (as such term is defined in the Existing Financing Agreement, as in effect as of the date hereof) account established by SRAC, on behalf of the Account Parties, at Issuing Bank under the sole and exclusive dominion and control of the Issuing Bank designated as the “SRAC Cash Collateral Account”, in which account the Issuing Bank has been granted a Lien pursuant to the Pledge and Security Agreement.

“Change in Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Voting Stock of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and such “person” or “group” shall beneficially own (as such term is used herein) a greater percentage of the Voting Stock of Holdings than the Permitted Holders shall, collectively, beneficially own; or (b) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of

Holdings cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (y) and clause (z), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors); or (c) Holdings shall cease for any reason to own, directly or indirectly, 100% of the Voting Stock of the other Account Parties and Subsidiary Applicants.

“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Issuing Bank (or by Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, provided that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning provided therefor in Section 8.12.

“Closing Date” means January 20, 2011.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” as defined in the Pledge and Security Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means this Agreement, the Letters of Credit, each Letter of Credit Application, the Pledge and Security Agreement, the Deposit Account Control Agreement, the Tele-Transmission Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith or therewith, each as amended and in effect from time to time.

“Credit Request” means a request by an Account Party for the issuance of a Letter of Credit in accordance with Section 2.5.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account Control Agreement” means the Deposit Account Control Agreement (Access Restricted Immediately) dated as of the date hereof among Issuing Bank, in its capacity as issuing bank of any Letters of Credit and in its capacity as the depository institution thereunder, and SRAC, as such agreement may be amended, modified, supplemented, restated, or replaced from time to time.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied or waived by the Issuing Bank.

“ESL” means ESL Investments, Inc., a Delaware corporation.

“Event of Default” has the meaning assigned to such term in Section 7.1.

“Excluded Subsidiary” means OSH and Sears Canada.

“Excluded Taxes” means, with respect to Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Account Party or any Subsidiary Applicant hereunder, (a) income or franchise Taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, and (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Account Party or such Subsidiary Applicant is located.

“Existing Financing Agreement” means the Amended and Restated Credit Agreement, dated as of May 21, 2009, as amended, amended and restated, supplemented or otherwise modified from time to time among the Account Parties, the lenders party thereto, certain other parties, Wells Fargo, as co-collateral agent, and Bank of America, N.A., as administrative agent and co-collateral agent.

“Existing Letters of Credit” means the following letters of credit issued by the Issuing Bank:

LC Number	Beneficiary	Stated Amount	Undrawn Amount as of Effective Date	Expiry Date	Applicant

SM234025W	[*****]	$103,972,857.00	$103,972,857.00	2/9/2011	SEARS HOLDINGS CORPORATION

[*****] Confidential material redacted and filed separately with the Securities and Exchange Commission.

SM234027W	[*****]	$38,608,351.00	$38,608,351.00	2/9/2011	SEARS, ROEBUCK AND CO.

SM217902W	[*****]	$7,300,000.00	$7,300,000.00	1/10/2012	KMART CORPORATION

[*****] Confidential material redacted and filed separately with the Securities and Exchange Commission.

SM217858W	[*****]	$658,995.00	$658,995.00	*1/13/12 expiry per evergreen w/final expiry 4/1/2016	SEARS HOLDINGS MANAGEMENT CORPORATION

[*****] Confidential material redacted and filed separately with the Securities and Exchange Commission.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1/100 of 1%) of the quotations for such day for such transactions received by Wells Fargo from three Federal funds brokers of recognized standing selected by it.

“GAAP” means generally accepted accounting principles of the United States of America, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies, such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Member” means Holdings, the Account Parties, and their respective Subsidiaries.

“Holdings” has the meaning given such term in the Preamble.

“Honor Date” means any date of any payment by the Issuing Bank under a Letter of Credit

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided therefor in Section 8.3(b).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement, if applicable, and any other document,

agreement and instrument entered into by the Issuing Bank and the Account Party (or any Subsidiary) or in favor of the Issuing Bank and relating to any such Letter of Credit.

“Issuing Bank” means Wells Fargo or its Affiliates, in their capacities as the issuers of Letters of Credit hereunder.

“Kmart” is defined in the Preamble hereto.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit” shall mean a letter of credit that is issued pursuant to this Agreement and is (i) for the account of an Account Party and on behalf of such Account Party or any Subsidiary Applicant, (ii) a Standby Letter of Credit, (iii) issued for purposes for which an Account Party or any Subsidiary Applicant has historically obtained Standby Letters of Credit, or for any other purpose that is reasonably acceptable to the applicable Issuing Bank, (iv) in form reasonably satisfactory to the applicable Issuing Bank, and (v) issued in Dollars, or any other Applicable Currency which is approved in writing, on a case by case basis, by the Issuing Bank in its sole and absolute discretion. The Issuing Bank’s written approval to issue a specific Letter of Credit in a currency other than Dollars shall not extend to, nor be deemed to be the Issuing Bank’s approval of, the issuance of any other Letters of Credit in such foreign currency. The Existing Letters of Credit shall be deemed and constitute Letters of Credit under this Agreement as though originally issued hereunder.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Fees” has the meaning given such term in Section 2.8(a)(i).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the Issuing Bank has not then been reimbursed.

“LIBOR” means the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Issuing Bank from time to time) at approximately 11:00 a.m., London time for Dollar deposits with a maturity comparable to the expiry of such Letter of Credit. If such rate is not available at such time for any reason, then “LIBOR” shall be the rate per annum determined by the Issuing Bank to be the rate at which deposits in Dollars for delivery in same day funds in the approximate amount of the Letter of Credit and with a term equivalent to a maturity comparable to the expiry of such Letter of Credit would be offered by Wells Fargo to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time).

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, or condition (financial or otherwise) of SRAC, individually, or Holdings and its Subsidiaries taken as a whole, (b) the ability of SRAC, individually, or the Account Parties to perform any material obligation or to pay any Obligations under this Agreement or any of the other Credit Documents, or (c) the validity or enforceability of this Agreement or any of the other Credit Documents or any of the material rights or remedies of the Issuing Bank hereunder or thereunder (including, but not limited to, the enforceability or priority of any Liens granted to the Issuing Bank under the Pledge and Security Agreement or any other Credit Document). In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Maximum Letter of Credit Ceiling” means a maximum amount of L/C Outstandings not to exceed $500,000,000 at any time or such lesser amount on account of a reduction thereof in accordance with the provisions of Section 2.11 hereof.

“Maximum Rate” has the meaning provided therefor in Section 8.12.

“Non-Extension Notice Date” has the meaning specified in Section 2.5(c).

“Obligations” means the due and punctual payment by the Account Parties of (i) each payment required to be made by each such Account Party or any Subsidiary Applicant under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements and interest thereon (including all interest that accrues after the commencement of any case or proceeding by or against any Account Party or any Subsidiary Applicant under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) and (ii) all other monetary obligations, including fees, costs, expenses and indemnities (including all such amounts that accrue after the commencement of any case or proceeding by or against any Account Party or any Subsidiary Applicant under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding), whether primary, secondary, direct, contingent, fixed or otherwise, of any Account Party or any Subsidiary Applicant to the Issuing Bank under this Agreement and the other Credit Documents.

“Organizational Document” means, relative to any Person, its limited partnership agreement, its certificate of incorporation, formation or limited partnership, its operating agreement, its by-laws and all material shareholder or equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its capital stock or its limited partnership agreement.

“OSH” means Orchard Supply Hardware Stores Corporation, a Delaware corporation, and its Subsidiaries.

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

“Permitted Holder” means ESL and any of its Affiliates other than a Group Member.

“Permitted Liens” has the meaning given such term in the Existing Financing Agreement, as in effect on the date hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, between the Issuing Bank and the Account Parties, as such agreement may be modified, amended, supplemented, or restated and in effect from time to time.

“Prime Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the Adjusted LIBO Rate plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.” The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Responsible Officer” means the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, Assistant Treasurer, Treasury Manager or any Vice President of SRAC or Holdings provided that such officer has executed and delivered the Tele-Transmission Agreement to the Issuing Bank.

“Sears” is defined in the Preamble hereto.

“Sears Canada” means the collective reference to Sears Canada Inc., a Canadian corporation, and its Subsidiaries.

“Security Documents” means the Pledge and Security Agreement and any other Credit Document which purports to grant a lien in favor of Issuing Bank on any asset of an Account Party.

“Set-Up Fee” has the meaning given such term in Section 2.8(a)(ii).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (b) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (c) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

“Spot Rate” has the meaning given such term in Section 1.2.

“SRAC” is defined in the Preamble hereto.

“Standby Letter of Credit” means any Letter of Credit other than a documentary or commercial Letter of Credit.

“Standby Letter of Credit Agreement” means a Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the Issuing Bank.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve to which the Issuing Bank is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Applicant” means any Subsidiary of an Account Party, other than an Excluded Subsidiary, on whose behalf an Account Party has requested that a Letter of Credit be issued by the Issuing Bank and which is party to any Credit Document.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tele-Transmission Agreement” means the Tele-Transmission Agreement or Agreements by the Account Parties and the Issuing Bank, as the same may be amended, restated, supplemented, or replaced from time to time.

“Termination Date” shall mean the earliest to occur of (i) January 20, 2014, (ii) any date specified by the Issuing Bank in accordance with Section 7.1 upon the occurrence of any Event of Default, (iii) the date on which, pursuant to Section 2.11(b), the Issuing Bank elects, in its sole and absolute discretion, to no longer issue Letters of Credit pursuant to this Agreement and (iv) the date on which, the Account Parties notify the Issuing Bank that the Account Parties shall no longer apply for or request the issuance, amendment, or extension of Letters of Credit pursuant to this Agreement.

“Transfer Notice” has the meaning set forth in Section 2.16 hereof.

“UCP 600” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo” means Wells Fargo Bank, National Association.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

1.3 Currency Equivalents Generally. Any amount specified in this Agreement or any of the other Credit Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the Applicable Currency to be determined by the Issuing Bank at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.3, the “Spot Rate” for a currency means the rate determined by the Issuing Bank (or its Affiliates) to be the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Issuing Bank may obtain such spot rate from another financial institution reasonably designated by the Issuing Bank if the Issuing Bank (or its Affiliates) does not have as of the date of determination a spot buying rate for any such currency.

1.4 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

2.	LETTERS OF CREDIT.

2.1 Issuance of Letters of Credit; Discretionary.

(a) Upon the terms and subject to the conditions herein set forth, an Account Party may, for its own account, and on its own behalf or on behalf of a Subsidiary Applicant reasonably acceptable to the Issuing Bank, request the Issuing Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, the Issuing Bank may issue, for the account of such Account Party one or more Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed the Maximum Letter of Credit Ceiling, or (ii) Availability would be less than zero.

(b) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) the first anniversary of the Termination Date.

(c) The Account Parties acknowledge and agree, that the Issuing Bank has no commitment or obligation to issue any Letter of Credit and that the facility provided by the Issuing Bank is entirely discretionary. Accordingly, the Issuing Bank may decline to issue, amend, or extend any Letter of Credit and the issuance by the Issuing Bank of any Letter of Credit, or any amendments or extensions of any Letter of Credit, shall not oblige or require the Issuing Bank to issue any other Letters of Credit or to amend, renew, or extend any Letter of Credit.

(d) Notwithstanding anything herein or in any other Credit Document to the contrary, the Account Parties shall be fully obligated to pay all amounts owing hereunder with respect to each Letter of Credit, including each unreimbursed L/C Disbursement and accrued interest thereon with respect to such Letter of Credit and the applicable Letter of Credit Fee, Set-Up Fee, and all other fees and expenses arising hereunder or under any other Credit Document, whether or not such Letter of Credit is issued in support of any obligations of any Subsidiary Applicant or any Subsidiary Applicant is party as an applicant to the relevant Letter of Credit Application, all on the terms set forth herein. The Account Parties hereby acknowledge that the issuance of Letters of Credit on behalf of any Subsidiary Applicant inures to the benefit of the Account Parties, and that the Account Parties’ business derives substantial benefits from the businesses of such Subsidiary Applicants. Nothing in this Agreement or the other Credit Documents shall constitute or be deemed to constitute a waiver, limitation, impairment or amendment of, and the Issuing Bank hereby expressly reserves, any and all rights, powers and claims that the Issuing Bank has or may in the future have with respect to any reimbursement obligations of an Account Party or Subsidiary Applicant with respect to any letter of credit (including the Letters of Credit issued hereunder) issued by the Issuing Bank under the Uniform Commercial Code as enacted in any applicable jurisdiction, the ISP, the UCP 600, or any other Applicable Law.

2.2 Reimbursement of Drawings. Drafts drawn under each Letter of Credit shall be reimbursed by the Account Parties by paying to the Issuing Bank an amount equal to such drawing not later than 4:00 p.m., Boston time, on (i) the date that SRAC shall have received notice of such drawing, if such notice is received prior to 12:00 noon, Boston time, on such date, or (ii) the Business Day immediately following the day that SRAC receives such notice, if such notice is received after 12:00 noon, Boston time, on the day of drawing. Without in any way limiting any of the Issuing Bank’s rights under the other Credit Documents, the Account Parties hereby authorize the Issuing Bank to, in its sole discretion from time to time, without notice or demand (except as may otherwise be expressly required herein), withdraw from the Cash Collateral Account any amounts necessary to fully pay or reimburse the Issuing Bank for any L/C Disbursements not paid in accordance with the immediately preceding sentence.

2.3 Notice of Drawings. Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Account Parties by telephone or electronic mail of such demand for payment and whether Issuing Bank has made or will make payment thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Account Parties of their obligations to reimburse Issuing Bank with respect to any such payment. Any notice given by the Issuing Bank pursuant to this Section 2.3 may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.4 Interest on Overdue Amounts. If Issuing Bank shall make any L/C Disbursement, then, unless the Account Parties shall reimburse the Issuing Bank in full at the time required herein (including by withdrawals by the Issuing Bank from the Cash Collateral Account), the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Account Parties reimburse Issuing Bank therefor, at the rate per annum equal to the Prime Rate. Interest shall be calculated on the basis of a 365 day year (or 366-day in a leap year) and actual days elapsed.

2.5 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Account Parties delivered to the Issuing Bank in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Account Party. Such Letter of Credit Application must be received by the Issuing Bank not later than 11:00 a.m. at least three Business Days (or such other date and time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Bank may require. Additionally, the Account Parties shall furnish to the Issuing Bank such other documents and information pertaining to such requested Letter of Credit issuance or amendment, and any Issuer Documents (including, if requested by the Issuing Bank, a Standby Letter of Credit Agreement), as the Issuing Bank may require.

(b) Promptly after receipt of any Letter of Credit Application, and no later than two Business Days after the receipt of the Letter of Credit Application, the Issuing Bank will advise the Account Parties, in writing (which may be via electronic mail) whether the Issuing Bank has elected to issue, amend, or extend the requested Letter of Credit. If the Issuing Bank advises the Account Parties, in writing, that it will issue, amend, or extend the applicable requested Letter of Credit, the Issuing Bank shall, on the requested date, issue (or amend or extend) a Letter of Credit for the account of the applicable Account Party or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices and subject to the terms and conditions of the Credit Documents.

(c) If the Account Parties so request in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued; provided, Issuing Bank shall use reasonable efforts to inform the applicable Account Party of its intention to issue any notice of non-renewal in respect of a Letter of Credit at least three (3) Business Days prior to issuance of such notice, it being understood that any failure or delay of Issuing Bank to so inform the applicable Account Party shall in no way limit, waive, or impair Issuing Bank’s right to deny or prevent any such extension. Unless otherwise directed by the Issuing Bank, the Account Parties shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Issuing Bank shall be deemed to have been authorized (but not required or committed) to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than one year after the Termination Date; provided, however, that, without limiting the Issuing Bank’s discretion to decline to extend any Auto-Extension Letter of Credit for any reason, the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof, or (B) the Issuing Bank has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Account Parties that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(d) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Account Parties a true and complete copy of such Letter of Credit or amendment.

2.6 Unconditional Obligations. The obligation of the Account Parties to reimburse the Issuing Bank for any L/C Disbursement and other Obligations shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Account Parties or any Subsidiary Applicant may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement or the other Credit Documents, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Account Parties or any of their Subsidiary Applicants;

(vi) whether or not the Issuing Bank has given notice to the Account Parties of any L/C Disbursement or draw request; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing.

Each Account Party shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Account Parties’ instructions or other irregularity, such Account Party will promptly and in any event within two (2) Business Days of receipt of such copy notify the Issuing Bank. The

Account Parties and Subsidiary Applicants shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

2.7 Role of Issuing Bank. Each Account Party agrees that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Account Parties, on their own behalf and on behalf of the Subsidiary Applicants, hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Account Parties from pursuing such rights and remedies as they may have against the beneficiary or transferee at Law or under any other agreement. None of the Issuing Bank, any of its Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.6(e) or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will bind the Account Parties and Subsidiary Applicants; provided, however, that anything in such clauses to the contrary notwithstanding, the Account Parties may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Account Parties, to the extent, but only to the extent, of any direct, as opposed to consequential, exemplary or punitive damages suffered by the Account Parties or Subsidiary Applicants which the Account Parties prove were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the Issuing Bank may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Bank shall not be responsible for the wording of any Letter of Credit (including, without limitation, any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance the Issuing Bank may provide to the Account Parties or Subsidiary Applicants with drafting or recommending text for any Letter of Credit Application or with the structuring of any transaction related to any Letter of Credit, and the Account Parties hereby acknowledge, on their own behalf and on behalf of the Subsidiary Applicants, and agree that any such assistance will not constitute legal or other advice by the Issuing Bank, or any agent or attorney of the Issuing Bank, or any representation or warranty by the Issuing Bank that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, the Issuing Bank may, as it deems appropriate, modify or alter and use in any Letter of Credit the terminology contained on the Letter of Credit Application for such Letter of Credit.

2.8 Fees. The Account Parties shall jointly and severally be obligated to pay the Issuing Bank:

(a) on the 5th day subsequent to the last day of each April, July, October and January, in arrears, a fee (each, a “Letter of Credit Fee”) equal to 0.175% per annum of the average daily Stated Amount of the Letters of Credit outstanding during the applicable period; provided, however, that if an Account Party fails to comply with Section 5.5 below, the Letter of Credit Fees shall be increased by an amount equal to two percent (2.00%) per annum during the period of non-compliance;

(b) on or before the date on which any Letter of Credit is issued, the Stated Amount of any Letter of Credit is increased, or the expiry date of any Letter of Credit is extended (including any automatic extensions), and as a condition precedent to such issuance, increase, or extension, a fee (each such fee, a “Set-Up Fee”) equal to (x) 0.025% of, with respect to any issuances or extensions, the Stated Amount of such Letter of Credit so issued or extended or (y) 0.025% with respect to any increase in the Stated Amount, the amount of such increase (it being understood and agreed that no Set-Up Fee shall be charged for any transfer made with the Issuing Bank’s consent of any standby letters of credit issued by the Issuing Bank under the Existing Financing Agreement, including, without limitation, the Existing Letters of Credit, to this Agreement);

(c) in the event that, on the earlier of the first anniversary of the Effective Date or termination of this Agreement by the Account Parties, the aggregate amount of the Letter of Credit Fees and Set-Up Fees paid to the Issuing Bank in cash by the Account Parties under Sections 2.8(a) and 2.8(b) (“Aggregate First Year Fees”) does not equal at least $1,000,000, then, the Account Parties agree to pay the Issuing Bank the difference between $1,000,000 and the Aggregate First Year Fees (the “Anniversary Fee”). The Account Parties shall pay the Anniversary Fee within five (5) Business Days of written demand therefor by Issuing Bank to the Account Parties. No fees, interest, or other income earned and/or paid to the Issuing Bank by the Account Parties or their Subsidiaries with respect to any Existing Letter of Credit prior to the date of this Agreement shall be included or given credit in the calculation of the Aggregate First Year Fees or the Anniversary Fee. Notwithstanding the foregoing or anything herein to the contrary, (i) no Anniversary Fee shall be due and payable to the extent that the Issuing Bank terminates this Agreement or reduces the Maximum Letter of Credit Ceiling prior to the first anniversary of the Effective Date and (ii) the Anniversary Fee shall be reduced by the amount of any fees that the Issuing Bank would have earned under Sections 2.8(a) and 2.8(b) in respect of any Letters of Credit for which applications were denied by the Issuing Bank without cause;

(d) [Intentionally omitted.]

(e) in addition to the Letter of Credit Fees, the Anniversary Fee and each Set-Up Fee, such other reasonable fees and charges in connection with the administration, issuance, negotiation, settlement, payment, amendment and processing of each Letter of Credit issued by the Issuing Bank as are customarily imposed by the Issuing Bank from time to time in connection with letter of credit transactions.

(f) All fees shall be calculated on the basis of a 365-day year (or 366-day in a leap year) and actual days elapsed.

(g) The Account Parties acknowledge that neither the payment of any fee under this Section 2.8 nor the Account Parties’ obligation to do so shall require the Issuing Bank to maintain the uncommitted facility made available pursuant to this Agreement or to agree to provide any Letters of Credit.

(h) All fees shall be paid on the dates due, in immediately available funds, to the Issuing Bank as provided herein. All fees shall be fully earned on the date when due (or on the Effective Date if specifically indicated as such) and shall not be refundable under any circumstances, absent manifest error.

2.9 Applicability of ISP and UCP 600

Unless otherwise expressly agreed by the Issuing Bank and the Account Parties when a Letter of Credit is issued the rules of the ISP and the UCP 600 shall apply to each Standby Letter of Credit.

2.10 Conflict with Issuer Documents

In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.11 Termination or Reduction of Maximum Letter of Credit Ceiling.

(a) Except as otherwise provided herein, this Agreement shall continue in full force and effect for a term ending on the Termination Date, unless sooner terminated pursuant to the terms hereof. Upon the Termination Date or any other effective date of termination of this Agreement, without limiting the discretionary nature of the facility contemplated hereunder, the Issuing Bank shall issue no further Letters of Credit. Termination of this Agreement or any other Credit Document shall not constitute a termination, release, or waiver of any provision of this Agreement or any other Credit Document which expressly by its terms is stated to survive termination of this Agreement, any other Credit Document, or the occurrence of the Termination Date.

(b) The Issuing Bank may, in its sole discretion and for any reason, terminate this Agreement or reduce the Maximum Letter of Credit Ceiling (including reductions to zero) at any time on at least fifteen (15) days prior written notice to the Account Parties. Any such termination or reduction shall become effective upon the date set forth on such notice.

(c) Except as otherwise provided in the Pledge and Security Agreement, no termination of this Agreement for any reason, reduction to the Maximum Letter of Credit Ceiling, or occurrence of the Termination Date shall require the Issuing Bank to return any Collateral to the Account Parties or any other pledgor of Collateral, release the Lien of the Issuing Bank on the Collateral or the Cash Collateral Account, or otherwise impair, waive, or relinquish any rights or remedies of the Issuing Bank under the Credit Documents.

2.12 Maintenance of L/C Account; Statements of Account.

(a) The Issuing Bank shall maintain an account on its books in the name of the Account Parties (the “L/C Account”) which will reflect all Letter of Credit Outstandings and other Obligations, L/C Disbursements, fees and interest that have become payable as herein set forth.

(b) After the end of each calendar month, the Issuing Bank shall send to the Account Parties a statement accounting for the transactions occurring among and between the Issuing Bank and the Account Parties during that month. The monthly statements shall, absent manifest error, be final, conclusive and binding on the Account Parties, unless otherwise objected to in writing by the Account Parties within forty-five (45) days after receipt of the monthly statement.

2.13 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Issuing Bank; or

(ii) impose on Issuing Bank any other condition affecting this Agreement or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to Issuing Bank of issuing or maintaining any Letter of Credit by an amount deemed material by Issuing Bank (acting reasonably) or to reduce the amount of any sum received or receivable by Issuing Bank hereunder by an amount deemed material by Issuing Bank (acting reasonably), then the Account Parties will pay to Issuing Bank such additional amount or amounts as will compensate Issuing Bank for such additional costs incurred or reduction suffered.

(b) If Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Issuing Bank’s capital or on the capital of Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Letters of Credit issued by the Issuing Bank, to a level below that which Issuing Bank or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration Issuing Bank’s policies and the policies of Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Account Parties will pay to Issuing Bank such additional amount or amounts as will compensate Issuing Bank or

Issuing Bank’s holding company for any such reduction suffered deemed to be material by Issuing Bank.

(c) A certificate of the Issuing Bank setting forth the amount or amounts necessary to compensate Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Account Parties and shall be conclusive absent manifest error. The Account Parties shall pay Issuing Bank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof absent manifest error.

(d) Failure or delay on the part of the Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Issuing Bank’s right to demand such compensation, provided that the Account Parties shall not be required to compensate the Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Issuing Bank, as the case may be, notifies the Account Parties of the Change in Law giving rise to such increased costs or reductions and of the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.14 Payments

(a) The Issuing Bank shall, at any time that any Obligations (other than payments to reimburse the Issuing Bank for L/C Disbursements, as to which Section 2.2 shall govern, or payments to the Issuing Bank for any amounts due to it under the Deposit Account Control Agreement in its capacity as the depositary bank thereunder, as to which amounts the Deposit Account Control Agreement shall govern) invoice SRAC, on behalf of all the Account Parties, which invoice shall set forth a payment date of not less than five (5) Business Days after the date of such invoice; provided that any failure or delay by the Issuing Bank in sending such an invoice to SRAC shall not constitute a waiver, reduction, or release of any Obligations or any of the Issuing Bank’s rights or remedies. The Account Parties shall pay any such invoice on or prior to the payment date provided therein, subject to the terms of the Credit Documents. In the event that, within two (2) Business Days after the applicable payment date set forth on an invoice, the Account Parties have not paid such amount in full to the Issuing Bank, the Issuing Bank may, and is hereby authorized, without any further consent or notice, to apply any amounts in the Cash Collateral Account towards any such outstanding amount. In the event that amounts on deposit in the Cash Collateral Account are not sufficient to make payment in full of any outstanding Obligations, the Account Parties shall remain liable to the Issuing Bank for any amounts remaining outstanding and make payment of such amounts pursuant to Section 2.14(b).

(b) The Account Parties shall make each payment required to be made by an Account Party hereunder or under any other Credit Document (whether of interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Sections 2.13 or 2.15, or otherwise) prior to 4:00 p.m., Boston time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Issuing Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Issuing Bank at the address set forth at Section 8.1. If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Credit Document shall be made in Dollars.

(c) In addition, at any time that the amount of Collateral on deposit in the Cash Collateral Account is equal to or less than 102% of the Letter of Credit Outstandings (and without waiving any Event of Default), the Account Parties authorize the Issuing Bank to charge any account maintained by the Account Parties or any Subsidiary Applicant with the Issuing Bank or any Affiliate of the Issuing Bank for any payment of any L/C Disbursement or payment of any fees arising under Section 2.8(a) or Section 2.8(b) and any other Obligations then due under this Agreement or the other Credit Documents; provided, however, that the Issuing Bank shall not charge any account for such other Obligations which are the subject of any good faith, bona fide dispute between the Issuing Bank and Account Parties. The Issuing Bank shall provide notice to SRAC in the event that the Issuing Bank determines to so charge any such account. The Issuing Bank acknowledges and agrees that notwithstanding the foregoing authorization, no Account Party nor any Subsidiary Applicant has granted, directly or indirectly, any lien or security interest in any such account or the proceeds thereof to the Issuing Bank to secure the Obligations, except as provided in the Pledge and Security Agreement.

2.15 Taxes

(a) Any and all payments by or on account of any obligation of the Account Parties or the Subsidiary Applicants hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes, provided that if the Account Parties shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section) the Issuing Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Account Parties shall make such deductions, and (iii) the Account Parties shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Account Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Account Parties shall indemnify the Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Issuing Bank on or with respect to any payment by or on account of any obligation of Account Parties hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Account Parties by the Issuing Bank setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Account Parties or a Subsidiary Applicant to a Governmental Authority, the Account Parties shall deliver to the Issuing Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Issuing Bank.

(e) The Issuing Bank agrees that upon the occurrence of any circumstances entitling such party to indemnification or additional amounts pursuant hereto, such party shall use reasonable efforts to take any action (including designating a new lending office and signing any prescribed forms or other documentation appropriate in the circumstances) if such action would reduce or eliminate any Tax (including penalties or interest, as applicable) with respect to which such indemnification or additional amounts may thereafter accrue.

(f) If Issuing Bank reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by Account Parties pursuant to subsection (a) or (c) above in respect of payments under the Credit Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 2.14(c) exceeding the amount needed to make Issuing Bank whole, Issuing Bank shall pay to the Account Parties, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses incurred in securing such refund, deduction or credit.

2.16 Intentionally Omitted.

2.17 Designation of SRAC as Account Parties’ and Subsidiary Applicants’ Agent.

(a) Each Account Party hereby irrevocably designates and appoints SRAC as such Person’s agent to obtain, amend, or extend Letters of Credit, the proceeds of which shall be available for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Account Party shall be obligated to the Issuing Bank on account of all Obligations incurred by each such Account Party, on its own behalf or on behalf of a Subsidiary Applicant, notwithstanding the manner by which such Obligations are recorded on the books and records of SRAC and of any other Account Party and Subsidiary Applicant.

(b) Each Account Party recognizes that credit available to it and its Subsidiary Beneficiaries hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Account Parties. Consequently, each Account Party hereby assumes and agrees to discharge all Obligations of each of the other Account Parties.

(c) SRAC shall act as a conduit for each Account Party (including itself, as an “Account Party”) on whose behalf SRAC has requested a Letter of Credit. The Issuing Bank shall not have any obligation to see to the application of such proceeds therefrom.

2.18 Transfer to Existing Financing Agreement. SRAC may, upon three (3) Business Days written notice (a “Transfer Notice”) to the Issuing Bank, request that any or all of the Letters of Credit issued under this Agreement be deemed issued under the Existing Financing Agreement. Provided that the issuance of such Letters of Credit would then be permitted under the Existing Financing Agreement and all conditions precedent to such issuance would be satisfied (as if such Letters of Credit were newly issued on the date set forth in the Transfer Notice) and such issuance would not result in the occurrence of a “Default” or “Event of Default” (as each of those terms is defined in the Existing Financing Agreement), the Issuing Bank shall take such action, at the expense of the Account Parties, as may be reasonably required to cause such Letters of Credit to become “Letters of Credit” under the Existing Financing Agreement. The Issuing Bank and the Account Parties agree that so long as the Issuing Bank is an Issuing Lender (as defined in the Existing Financing Agreement) no fronting fee will be due and owing under the Existing Financing Agreement in respect of any Letter of Credit issued hereunder and subsequently transferred to the Existing Financing Agreement until the one year anniversary of the payment of the Set-Up Fee for the issuance or extension of such Letter of Credit. For any Letter of Credit issued hereunder and subsequently transferred to the Existing Financing Agreement, the fronting fee shall continue at a rate of 0.025% per annum, unless the Issuing Bank provides written notice at least five Business Days prior to (i) for non Auto-Extension Letters of Credit, the expiration date of such Letter of Credit and (ii) for Auto Extension Letters of Credit, the date that such Letter of Credit is automatically extended per its terms that a different fronting fee shall be charged, in which case such different fronting fee shall be charged, subject to any limitation in the Existing Financing Agreement.

2.19 Existing Letters of Credit. The Existing Letters of Credit shall constitute Letters of Credit under this Agreement and the other Credit Documents as though the Existing Letters of Credit were originally issued pursuant to the terms of the Credit Documents. Without limiting the generality of the foregoing, the Stated Amount of the Existing Letters of Credit shall constitute part of the Letter of Credit Outstandings, any draws on an Existing Letter of Credit paid by the Issuing Bank shall constitute L/C Disbursements hereunder, and all reimbursement and other obligations of the Account Party or Subsidiary Applicant of an Existing Letter of Credit shall constitute part of the Obligations hereunder and the Account Parties’ payment and performance of such Obligations shall be secured by the Security Documents. The Account Parties represent that the information describing the Existing Letters of Credit in the definition of such term contained in this Agreement is accurate.

3.	REPRESENTATIONS AND WARRANTIES

Each Account Party represents and warrants to the Issuing Bank that:

3.1 Organization; Powers. Each Account Party and each Subsidiary Applicant is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to carry on its business as now conducted.

3.2 Authorization; Enforceability. The transactions contemplated hereby and by the other Credit Documents to be entered into by each Account Party and each Subsidiary Applicant are within such Account Party’s and such Subsidiary Applicant’s corporate, limited partnership, limited liability company and other powers and have been duly authorized by all necessary action. This Agreement, and each other Credit Document, has been duly executed and delivered by each Account Party and this Agreement and each other Credit Document constitutes, when executed and delivered by such Account Party or such Subsidiary Applicant will constitute, a legal, valid and binding obligation of such Account Party and each such Subsidiary Applicant (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 Governmental Approvals; No Conflicts. The transactions to be entered into and contemplated by the Credit Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (b) will not violate any Applicable Law or the Organizational Documents of any Account Party or any Subsidiary Applicant or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument (including the Existing Financing Agreement and the other documents executed by the Account Parties and their Affiliates in connection therewith) binding upon any Account Party or any Subsidiary Applicant or its assets, or give rise to a right thereunder to require any payment to be made by any Account Party or any Subsidiary Applicant, and (d) will not result in the creation or imposition of any Lien on any asset of any Account Party or any Subsidiary Applicant, except Liens created under the Credit Documents.

3.4 Litigation. There are no actions, suits, or proceedings, by or before any arbitrator or Governmental Authority pending against, or to the knowledge of the Account Parties, threatened against or affecting the Account Parties and their Subsidiaries that (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect under clauses (b) and (c) of the definition thereof, or (ii) that involve the Collateral or any of the Credit Documents or any of the transactions contemplated in the Credit Documents.

3.5 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.

3.6 Security Documents. The Security Documents shall create in favor of the Issuing Bank a legal, valid and enforceable security interest in the Collateral, and the Security Documents, if properly filed, or upon other action required for perfection, shall constitute the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Account Parties thereunder in such Collateral, in each case prior and superior in right to any other Person.

3.7 Federal Reserve Regulations.

(a) No Account Party or Subsidiary Applicant is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. No Letter of Credit shall be used for any purpose that might cause such Letter of Credit, or the proceeds thereof, to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the Board.

(b) None of the Account Parties, their Subsidiaries, or any Person Controlling any Account Party or any Subsidiary is or is required to be registered as an “investment company”, or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.

3.8 Solvency. To the best of the knowledge of the Account Parties: (i) each Account Party and (ii) each Subsidiary Applicant together with the Account Parties is and will be, Solvent.

3.9 Taxes. All United States Federal income tax returns and all other material tax returns which are required to be filed have been filed by or on behalf of Holdings, the other Account Parties and their respective Subsidiaries, and all taxes due with respect to Holdings, the other Account Parties and their respective Subsidiaries pursuant to such returns or pursuant to any assessment received by Holdings, the other Account Parties or any Subsidiary have been paid except to the extent permitted in Section 6.1(b) of the Existing Financing Agreement as in effect on the date hereof. The charges, accruals and reserves on the books of Holdings, the other Account Parties and their Subsidiaries in respect of taxes or other governmental charges have been made in accordance with, and to the extent required by, GAAP.

3.10 Certain Existing Financing Agreement Representations. (a) Section 5.01(n) of the Existing Financing Agreement, as in effect on the date hereof, is incorporated herein by reference as though stated herein in full; provided, however, that for purposes of this Agreement, the references in Section 5.01(n) to: (i) “Loan Parties” shall be deemed to refer to the Account Parties and their Subsidiaries other than OSH and Sears Canada; and (ii) “Borrowers” shall be deemed to refer to the Account Parties. All other defined terms used in Section 5.01(n) shall be as defined in the Existing Financing Agreement, as in effect on the date hereof. Section 5.01(n) of the Existing Financing Agreement, as in effect on the date hereof, shall remain incorporated herein by reference even if the Existing Financing Agreement is amended, terminated, modified, restated, or replaced.

3.11 Environmental Compliance.

Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Group Member (i) has failed to comply with any Environmental Law, as such term is defined in the Existing Financing Agreement, as in effect on the date hereof, or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, as such term is defined in the Existing Financing Agreement, as in effect on the date hereof, (iii)

has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

3.12 Compliance with Laws. Each of Holdings, the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.13 Other Liens. The Collateral is subject to no Liens, other than Permitted Liens.

3.14 Full Disclosure. All written factual information heretofore furnished by Holdings, the Account Parties or their Subsidiaries to the Issuing Bank for purposes of or in connection with this Agreement or any other Credit Document, taken as a whole, was true and correct in all material respects on the date as of which such information was stated or certified, provided that the Account Parties make no representations or warranties with respect to any projections or other nonfactual information contained in such information.

3.15 [Intentionally omitted.]

3.16 Financial Statements; No Material Adverse Effect.

(a) The consolidated balance sheet of Holdings and its Subsidiaries as at January 30, 2010, and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants fairly present the consolidated financial condition of Holdings and its Subsidiaries as at such date and the consolidated results of the operations of Holdings and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(b) Since January 30, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

4.	CONDITIONS

4.1 Effective Date. This Agreement shall become effective and in full force and effect when the following conditions have been satisfied or provided for in a manner satisfactory to the Issuing Bank (the “Effective Date”):

(a) The Issuing Bank (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Credit Documents signed on behalf of such party, or (ii) written evidence satisfactory to the Issuing Bank (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and the other Credit Documents.

(b) The Issuing Bank shall have received such resolutions, documents and certificates as the Issuing Bank or its counsel may reasonably request relating to the organization, valid existence and good standing of each Account Party, the authorization of the transactions contemplated by the Credit Documents, the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Credit Documents to which such Account Party is a party or is to be a party and any other legal matters relating to each Account Party, the Credit Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Issuing Bank and its counsel.

(c) The Issuing Bank shall have received copies of each Account Party’s organization or other governing documents.

(d) The Issuing Bank shall have received an opinion of in house counsel to the Account Parties and of one or more special or local counsel to the Account Parties, addressed to the Issuing Bank as to such matters as the Issuing Bank may reasonably request, including, among other things, an opinion that the execution and delivery of the Credit Documents, the issuance of the Letters of Credit, and other transactions contemplated hereunder do not conflict with, violate, or give rise to a default under the Existing Financing Agreement or any other material agreement of the Account Parties;

(e) The Issuing Bank shall have received a certificate signed by an Authorized Officer of the Account Parties certifying (i) that the conditions specified in Sections 4.2(d) and (e)(i) have been satisfied and (ii) to the Solvency of the Account Parties and their Subsidiaries, taken as a whole, as of the Effective Date after giving effect to the transactions contemplated hereby;

(f) [Intentionally omitted.]

(g) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be satisfactory to the Issuing Bank.

(h) There shall not have occurred any event or circumstance since January 30, 2010, that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(i) All costs and expenses incurred by the Issuing Bank in connection with this Agreement and the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Issuing Bank) shall have been paid in full.

(j) The consummation of the transactions contemplated hereby shall not violate any Applicable Law.

(k) No Default or Event of Default shall have occurred and be continuing.

(l) There shall have been delivered to the Issuing Bank such additional instruments, records and documents as the Issuing Bank or counsel to the Issuing Bank reasonably may require or request.

(m) All actions required by Law or reasonably requested by Issuing Bank to be undertaken, and all, documents and instruments, including the Pledge and Security Agreement, required by Law or reasonably requested by the Issuing Bank to be filed, registered, or recorded to create or perfect the Liens intended to be created under the Credit Documents shall have been so filed, registered or recorded to the satisfaction of the Issuing Bank.

4.2 Conditions Precedent to Each Letter of Credit.

In addition to those conditions described in Section 4.1, and without limiting the discretionary nature of the facility provided hereunder, the Issuing Bank shall not agree to issue, amend, or extend any Letter of Credit without prior satisfaction of the following conditions precedent:

(a) Issuer Documents. The Issuing Bank shall have received a duly executed and delivered Letter of Credit Application from an Account Party and, if applicable and reasonably required by the Issuing Bank, any Subsidiary thereof on whose behalf the Letter of Credit is being requested and all other Issuer Documents required by the Issuing Bank shall have been duly executed and delivered by all parties thereto.

(b) Cash Collateral Account. After giving effect to the issuance, amendment, or extension of the applicable Letter of Credit, the cash of the Account Parties on deposit in the Cash Collateral Account shall at least equal an aggregate amount of 103% of all Letter of Credit Outstandings, after giving effect to the reimbursement of any outstanding or pending L/C Disbursements.

(c) Representations and Warranties. All representations and warranties contained in this Agreement and the other Credit Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date.

(d) No Default. On the date of each issuance of each Letter of Credit, and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) Availability shall not be less than zero.

The request by an Account Party for, and the acceptance by an Account Party of, each Letter of Credit hereunder shall be deemed to be a representation and warranty by the Account Party that the conditions specified in this Section 4.2 have been satisfied at that time.

5.	AFFIRMATIVE COVENANTS

Until (i) the occurrence of the Termination Date, and (ii) all Obligations payable hereunder shall have been paid in full, and (iii) all Letters of Credit shall have expired or terminated, each Account Party covenants and agrees with the Issuing Bank that:

5.1 Financial Statements and Other Information. Holdings will furnish to the Issuing Bank:

(a) as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, the consolidated balance sheet of Holdings and its Subsidiaries (and, for so long as required to be delivered under the Existing Financing Agreement, the consolidated balance sheet of Holdings and its domestic Subsidiaries (other than OSH)) as of the end of such quarter and consolidated statements of income and cash flows of Holdings and its Subsidiaries (and, for so long as required to be delivered under the Existing Financing Agreement, the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries (other than OSH)) for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by an Authorized Officer of Holdings as having been prepared in accordance with GAAP, provided Holdings may satisfy the requirements of this clause (a) by delivery via electronic mail of its quarterly report on form 10-Q (or any successor form), as filed with the SEC;

(b) as soon as available and in any event within 95 days after the end of each fiscal year of Holdings, (i) a copy of the annual audit report for such year for Holdings and its Subsidiaries, containing the consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year, in each case reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by its Board-appointed auditor of national standing and (ii) for so long as required to be delivered under the Existing Financing Agreement, a consolidated balance sheet of Holdings and its domestic Subsidiaries (other than OSH) as of the end of such fiscal year and consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries (other than OSH) for such fiscal year duly certified by an Authorized Officer of Holdings as having been prepared in accordance with GAAP, provided Holdings may satisfy the requirements of this clause (b) by delivery via electronic mail of its annual report on form 10-K (or any successor form), as filed with the SEC;

(c) at least ten (10) days prior written notice of any change (i) in any Account Party’s or any Subsidiary Applicant’s corporate name, (ii) in any Account Party’s or any Subsidiary Applicant’s corporate structure or jurisdiction of incorporation or formation, or (iii) in any Account Party’s or any Subsidiary Applicant’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization;

(d) promptly and in any event within five days after any Authorized Officer of Holdings or any Account Party has knowledge of the occurrence and continuance of a Default or Event of Default, a statement of an Authorized Officer of Holdings or such Account Party setting forth details of such Default or Event of Default and the action that Holdings or such Account Party has taken and proposes to take with respect thereto;

(e) (i) contemporaneously with the delivery of the reports required pursuant to clauses (a) and (b) of this Section, a report (which may take the form of a footnote to Holdings’ quarterly and annual reports filed with the SEC and delivered to the Issuing Bank) setting forth the estimated Unfunded Pension Liability of Holdings and its Subsidiaries, and (ii) promptly after receipt thereof by the Account Parties, a copy of the funded status report received from the Account Parties’ actuaries with respect to amounts to be funded under the Account Parties’ Pension Plan;

(f) [Intentionally Omitted];

(g) promptly, notice of any event that the Account Parties reasonably believe has resulted in a Material Adverse Effect; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Account Parties and the Subsidiary Applicants, or compliance with the terms of any Credit Document, as the Issuing Bank may reasonably request.

Reports and financial statements required to be delivered by the Account Parties pursuant to clauses (a), (b), (e), (g), and (h) of this Section shall be deemed to have been delivered on the date on which Holdings or the Account Parties cause such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by the Account Parties in a notice to the Issuing Bank and that is accessible by the Issuing Bank without charge. In addition, the Account Parties obligations to deliver any reports and financing statements required to be delivered pursuant to any clause of this Section shall be deemed to have been satisfied on the date on which the Issuing Bank, in its capacity as a “Lender” under the Existing Financing Agreement, receives copies of such reports and statements pursuant to the Existing Financing Agreement.

5.2 Existence; Conduct of Business. Each Account Party will, and will cause each of the Subsidiary Applicants to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, and privileges, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.2.

5.3 Compliance with Laws. Each Account Party will, and will cause each of the Subsidiary Applicants to, comply with all Applicable Laws applicable to the transactions contemplated by this Agreement and the other Credit Documents, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.4 Use of Letters of Credit. The Letters of Credit issued hereunder will be used (a) to replace or collateralize Standby Letters of Credit issued under the Existing Financing Agreement or (b) for general corporate purposes. No part of any Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

5.5 Cash Collateralization of Letter of Credit Outstandings. The Account Parties shall cause the amounts on deposit in the Cash Collateral Account to be at least equal to 103% of the Letter of Credit Outstandings at all times.

5.6 [Intentionally Omitted].

5.7 Books and Records. Each Account Party will, and will cause each of the Subsidiary Applicants to, permit any representatives designated by Issuing Bank, upon reasonable prior notice, to examine and make extracts from its books and records applicable to the transactions contemplated by this Agreement to the extent deemed reasonably necessary by the Issuing Bank to administer and enforce this Agreement and the other Credit Documents.

5.8 Further Assurances. Each Account Party will, and will cause each of the Subsidiary Applicants to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions that may be required under any Applicable Law, or which Issuing Bank may reasonably request, to effectuate the transactions contemplated by the Credit Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Pledge and Security Agreement or the validity or priority of any such Lien, all at the expense of the Account Parties.

6.	COVENANTS

Until (i) the occurrence of the Termination Date, and (ii) all Obligations payable hereunder shall have been paid in full, and (iii) all Letters of Credit shall have expired or terminated, each Account Party covenants and agrees with the Issuing Bank that:

6.1 Liens, Collateral Dispositions. No Account Party will create, incur, assume or permit to exist any Lien on any Collateral (other than Permitted Liens or Liens created under the Security Documents) or sell, transfer, assign or otherwise dispose of any Collateral.

6.2 Fundamental Changes. No Account Party will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Account Party may merge into any other Account Party, and (ii) any Account Party may merge into any other Person if the Account Party is the survivor of such merger or if such Person has, in form and substance reasonably satisfactory to Issuing Bank, agreed to assume all of the liabilities and obligations of such Account Party under the Credit Documents.

7.	EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Account Party or Subsidiary Applicant shall fail to pay any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable;

(b) any Account Party or Subsidiary Applicant shall fail to pay any fee or any other amount (other than an amount referred to in Section 7.1(a)) payable under this Agreement or any other Credit Document within three (3) Business Days of such amount being due and payable;

(c) any representation or warranty made or deemed made by or on behalf of any Account Party or any Subsidiary Applicant in or in connection with any Credit Document or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Account Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.4, 5.5, 6.1, or 6.2;

(e) any Account Party shall fail to observe or perform any covenant, condition or agreement contained in any Credit Document (other than those specified in Sections 7.1(a), 7.1(b), 7.1(c), or 7.1(d)), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Issuing Bank to SRAC;

(f) the occurrence and continuance of any Event of Default under the Existing Financing Agreement;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Account Party or any Subsidiary Applicant, their respective debts, or of a substantial part of their respective assets, under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Account Party or any Subsidiary Applicant or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Account Party or any Subsidiary Applicant shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 7.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Account Party or any Subsidiary Applicant or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Account Party or any Subsidiary Applicant shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) any non-monetary judgment or order shall have been rendered against any Account Party or any Subsidiary Applicants that is reasonably likely to have a Material Adverse Effect and there shall be any period of twenty (20) consecutive days during which a stay of enforcement of such judgment or other, by reason of a pending appeal or otherwise, shall not be in effect;

(k) (i) any challenge by or on behalf of any Account Party or any Subsidiary Applicant to the validity of any Credit Document or the applicability or enforceability of any Credit Document strictly in accordance with the subject Credit Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Credit Document or any payment made pursuant thereto;

(ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Account Party or any Subsidiary Applicant not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document;

(l) the indictment of, or institution of any legal process or proceeding against, any Account Party or any Subsidiary Applicant, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law, which is reasonably likely to have a Material Adverse Effect;

(m) the determination by any Account Party to suspend the operation of its business in the ordinary course, liquidate all or substantially all of any Account Party’s or such assets or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of all or substantially all of the business; or

(n) any Change in Control;

then, and in every such event (other than an event with respect to any Account Party or any Subsidiary Credit Party described in clause (g) or (h) of this Section 7.1), and at any time thereafter during the continuance of such event, the Issuing Bank may by written notice to the Account Parties, take either or both of the following actions, at the same or different times: (i) terminate this Agreement and (ii) declare all Obligations then outstanding to be due and payable in whole and thereupon the Obligations so declared to be due and payable shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Account Parties and the Subsidiary Applicants; and in case of any event with respect to any Account Party or a Subsidiary Applicant described in clause (g) or (h) of this Article, the Obligations then outstanding, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Account Parties and the Subsidiary Applicants.

7.2 Remedies on Default.

In case any one or more of the Events of Default shall have occurred and be continuing, the Issuing Bank may proceed to protect and enforce its rights and remedies under this Agreement or any of the other Credit Documents by suit in equity, action at law or other appropriate proceeding, and proceed to enforce the payment thereof or any other legal or equitable right of the Issuing Bank. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

8.	MISCELLANEOUS

8.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to any Account Party or any Subsidiary Applicant to it at 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attention: Treasurer (Telecopy No. (847) 286-2055; E-mail: Fred.Jasser@searshc.com), with a copy to General Counsel (Telecopy No. (847) 286-2471; E-mail: legalint@searshc.com) and Sears Roebuck Acceptance Corp. at 3711 Kennett Pike, Greenville, DE 19807, Attention: President (Telecopy No. (302) 434-3156; E-mail: ksmath1@searshc.com);

(b) if to the Issuing Bank, to Wells Fargo Bank, National Association, One Boston Place, 19th Floor, Boston, Massachusetts 02108, Attention Joseph Burt (Telecopy No. (617) 866-3988; E-mail: Joseph.Burt@wellsfargo.com), with a copy to Brown Rudnick LLP, One Financial Center, Boston, Massachusetts 02111, Attention: Steve Levine (Telecopy No. (617) 289-0418; E-mail: SLevine@BrownRudnick.com);

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

8.2 Waivers; Amendments. (a) No failure or delay by the Issuing Bank in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Issuing Bank hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any Account Party or any Subsidiary Applicant therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Account Parties and the Issuing Bank.

8.3 Expenses; Indemnity; Damage Waiver. (a) Each Account Party shall jointly and severally pay (i) all actual reasonable out-of-pocket expenses incurred by the Issuing Bank and its Affiliates, including the actual reasonable fees, charges and disbursements of counsel for the Issuing Bank, for the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank, including the reasonable fees, charges and disbursements of any counsel for the Issuing Bank in connection with the enforcement or protection of its rights in connection with the Credit Documents, including its rights under this Section, or in connection with the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

(b) Each Account Party shall, jointly and severally, indemnify the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Credit Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Credit Documents or any other transactions contemplated hereby, (ii) any Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee.

In connection with any indemnified claim hereunder, the Indemnitees shall be entitled to select a single counsel for themselves (absent conflicts of interest) and the Account Parties shall promptly pay the reasonable fees and expenses of such counsel.

(c) To the extent permitted by Applicable Law, no Account Party nor any Subsidiary Applicant shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Credit Documents, any Letter of Credit or the use of the proceeds thereof. The Account Parties (on their own behalf and on behalf of the Subsidiary Applicants) further agree that no Indemnitee shall have any liability to any Account Party or any such Subsidiary Applicant, any Person asserting claims by or on behalf of any Account Party, any Subsidiary Applicant or any other Person in connection with this Agreement or the other Credit Documents except the Indemnitee’s gross negligence, willful misconduct or bad faith.

(d) All amounts due under this Section shall be payable promptly after written demand therefor.

8.4 Successors and Assigns; Participations. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Account Parties and the Subsidiary Applicants may not assign or otherwise transfer any of their rights or obligations hereunder or under any of the other Credit Documents without the prior written consent of Issuing Bank (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of the Issuing Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Issuing Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Issuing Bank, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release Issuing Bank from any of its obligations hereunder or substitute any such pledgee or assignee for Issuing Bank as a party hereto.

(c) The Issuing Bank may at any time, without the consent of but after notice to, the Account Parties or any Affiliate, sell participations to any Person (each, a “Participant”) in all or a portion of the Issuing Bank’s rights and/or obligations under this Agreement; provided that (i) the Issuing Bank’s obligations under this Agreement shall remain unchanged, (ii) the Issuing Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Account Parties and the Subsidiary Applicants shall continue to deal solely and directly with the Issuing Bank with respect to all matters under this Agreement and the other Credit Documents. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 8.18 as if such Participant was the Issuing Bank hereunder. Each Participant shall be entitled to the benefits of Sections 2.13, 2.15 and 2.14 to the same extent as if it were the Issuing Bank. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.8 as though it were the Issuing Bank.

8.5 Survival. All covenants, agreements, representations and warranties made by the Account Parties and the Subsidiary Applicants in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Issuing Bank may have had notice or knowledge of any Default, Event of Default, or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligations are outstanding and unpaid or any Letter of Credit is outstanding. The provisions of Sections 2.8, 2.13, 2.15 and 8.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit or the termination of this Agreement or any provision hereof.

8.6 Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Issuing Bank and the Account Parties and when the Issuing Bank shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

8.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

8.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Issuing Bank or its Affiliates or for the credit or the account of the Account Parties and the

Subsidiary Applicants against any of and all the obligations of the Account Parties now or hereafter existing under this Agreement held by Issuing Bank, irrespective of whether or not Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that Issuing Bank may have under the Credit Documents or otherwise.

8.9 Governing Law; Jurisdiction; Consent to Service of Process

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Each Account Party, on its own behalf and on behalf of the Subsidiary Applicants, and the Issuing Bank agree that any suit for the enforcement of this Agreement or any other Credit Document may be brought in any New York state or federal court sitting in the New York County as Issuing Bank may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. Each Account Party, on its own behalf and on behalf of the Subsidiary Applicants, and the Issuing Bank hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. Each Account Party, on its own behalf and on behalf of the Subsidiary Applicants, and the Issuing Bank agree that any action commenced by any of them asserting any claim or counterclaim arising under or in connection with this Agreement or any other Credit Document shall be brought solely in any New York state or federal court sitting in the New York County as Issuing Bank may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH ANY ACCOUNT PARTY, ANY SUBSIDIARY APPLICANT, OR ISSUING BANK, IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST AN ACCOUNT PARTY, ANY SUBSIDIARY APPLICANT OR ISSUING BANK, OR IN WHICH AN ACCOUNT PARTY, ANY SUBSIDIARY APPLICANT OR ISSUING BANK IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN AN ACCOUNT PARTY, ANY SUBSIDIARY APPLICANT OR ANY OTHER PERSON AND THE ISSUING BANK. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate, together with all fees, charges and other amounts that are treated as interest on such Letter of Credit or L/C Disbursement under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Issuing Bank in accordance with Applicable Law, the rate of interest payable, together with all Charges payable, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Issuing Bank in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Issuing Bank.

8.13 Additional Waivers.

(a) The Obligations are the joint and several obligations of each Account Party. Each Account Party hereby assumes, guarantees, and agrees to discharge all Obligations of all other obligors.

(b) To the fullest extent permitted by Applicable Law, the obligations of each Account Party hereunder shall not be affected by (i) the failure of Issuing Bank to assert any claim or demand or to enforce or exercise any right or remedy against any other obligor under the provisions of this Agreement, any other Credit Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Credit Document, or any other agreement, including with respect to any other obligor, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Issuing Bank.

(c) To the fullest extent permitted by Applicable Law, the obligations of each Account Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Account Parties hereunder shall not be discharged or impaired or otherwise affected by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any obligor or that would otherwise operate as a discharge of any obligor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

(d) To the fullest extent permitted by Applicable Law, each Account Party waives any defense based on or arising out of any defense of any other obligor or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other obligor, other than the indefeasible payment in full in cash of all the Obligations. The Issuing Bank may, at its election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other obligor, or exercise any other right or remedy available to them against any other obligor, without affecting or impairing in any way the liability of any obligor hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash. Pursuant to Applicable Law, each obligor waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such obligor against any other obligor, as the case may be, or any security.

8.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Account Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Account Parties and Subsidiary Applicants, on the one hand, and the Issuing Bank, on the other hand, and each of the Account Parties and Subsidiary Applicants is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Issuing Bank is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Account Parties and Subsidiary Applicants or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) the Issuing Bank has not assumed or will not assume an advisory, agency or fiduciary responsibility in favor of the Account Parties and Subsidiary Applicants with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Issuing Bank has advised or is currently advising any Account Parties and Subsidiary Applicants or any of their Affiliates on other matters) and the Issuing Bank has no obligation to any Account Party, Subsidiary Applicant or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Issuing Bank and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Account Parties and Subsidiary Applicants and their respective Affiliates, and the Issuing Bank has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Issuing Bank has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and each of the Account Parties and

Subsidiary Applicants has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Account Parties, on its own behalf and on behalf of the Subsidiary Applicants, hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Issuing Bank and its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty.

8.15 USA PATRIOT Act Notice. The Issuing Bank hereby notifies the Account Parties and Subsidiary Applicants that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each of the Account Parties and Subsidiary Applicants, which information includes the name and address of each of the Account Parties and Subsidiary Applicants and other information that will allow the Issuing Bank, to identify each of the Account Parties and Subsidiary Applicants in accordance with the Act. Each of the Account Parties and Subsidiary Applicants is in compliance, in all material respects, with the Act. The Letters of Credit will not be used by the Account Parties and Subsidiary Applicants, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.16 Foreign Control Regulations. Neither of the issuance of the Letters of Credit nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Account Parties, the Subsidiary Applicants, or their respective Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

8.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Credit Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Credit Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the other Credit Documents.

8.18 Confidentiality. The Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, attorneys, funding sources, and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to an Account Party or any Subsidiary Applicant and its obligations, (g) with the consent of SRAC or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Issuing Bank or any of its Affiliates on a non-confidential basis from a source other than an Account Party or any Subsidiary Applicant.

For purposes of this Section, “Information” means all information received from an Account Party or any Subsidiary Applicant relating to the Account Parties or any Subsidiary Applicants or their respective businesses, other than any such information that is available to any Issuing Bank on a nonconfidential basis prior to disclosure by the Account Parties or any Subsidiary Applicants. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

8.19 Additional Account Parties. Holdings and Issuing Bank may from time to time request that one or more additional Subsidiaries of Holdings (“New Account Parties”) become party to this Agreement as “Account Parties”. Issuing Bank may, in its sole discretion, agree to any such request from Holdings, in which case each New Account Party shall execute a joinder to this Agreement and the other Credit Documents in a form acceptable to Issuing Bank and shall execute and deliver such further documentation as Issuing Bank may request. Thereafter, such New Account Party shall be deemed to be an Account Party hereunder for all purposes, with the same force and effect as if it had been originally named as an “Account Party” herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

KMART CORPORATION

By:	/s/ Alfred H. Jasser
Name:	Alfred H. Jasser
Title:	Vice President and Treasurer

SEARS HOLDINGS CORPORATION

By:	/s/ Alfred H. Jasser
Name:	Alfred H. Jasser
Title:	Vice President and Treasurer

SEARS, ROEBUCK AND CO.

By:	/s/ Alfred H. Jasser
Name:	Alfred H. Jasser
Title:	Vice President and Treasurer

SEARS ROEBUCK ACCEPTANCE CORP.

By:	/s/ Karen M. Smathers
Name:	Karen M. Smathers
Title:	President

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Bank

By:	/s/ Joseph Burt
Name:	Joseph Burt
Title:	Director

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